                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                          ASSET CONTRIBUTION AGREEMENT


          AMENDED AND RESTATED ASSET CONTRIBUTION AGREEMENT, dated as of July 31, 1998, between OWENS CORNING, a Delaware corporation ("OC"), and Lincoln
                                                          --
Yarns, LLC, a Delaware limited liability company (the "Company").
                                                       -------

                                 RECITALS

          WHEREAS, pursuant to an Asset Contribution Agreement dated as of July 1, 1998 (the "Original ACA"), OC contributed to the Company its business of
              ------------
manufacturing and selling glass fiber yarns and specialty materials operated through manufacturing facilities in Aiken, South Carolina, Huntingdon, Pennsylvania and South Hill, Virginia (the "Business") in exchange for a 100%
                                            --------
membership interest in the Company (the "Company Interest"); and
                                         ----------------

          WHEREAS, the parties wish to amend and restate the Original ACA ; and

          WHEREAS, OC intends to transfer a 49% membership interest in the Company to Jefferson Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of OC immediately following the execution hereof;

          WHEREAS, capitalized terms used in this Agreement shall have the meaning ascribed to them in Section 9.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Contribution; Assumption of Liabilities.
          ---------------------------------------

          1.1  Contribution of Assets.  OC hereby assigns, conveys, transfers
               ----------------------
and delivers, as a capital contribution to the Company, all of its right, title and interest in and to, free of all Encumbrances other than Permitted Liens, all of the assets, rights, properties, claims, contracts and business of OC which, except as expressly provided below, are principally related to the Business (the "Assets"), other than the Excluded Assets described in Section 1.3 hereof,
 ------
including, without limitation, the following:

               (a)  Owned Real Property.  Subject to Section 8.3, all of the
                    -------------------
real property set forth on Schedule 1.1(a) (the "Owned Real Property") and all
                           ---------------       -------------------
of the rights arising out of the ownership thereof or appurtenant thereto (including the right to receive associated condemnation proceeds), together with all buildings, structures, facilities, fixtures and other improvements thereto (the "Improvements").
      ------------

               (b)  Real Property Leases.  Subject to Section 8.4, the leases
                    --------------------
and subleases of real property described on Schedule 1.1(b) as to which OC is
                                            ---------------
the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to, covered by, or related to such leases and subleases (the "Real Property Leases").
                                              --------------------

               (c)  Machinery and Equipment.  The machinery, equipment and other
                    -----------------------
items of personal property owned or leased by OC for use in the Business, including, without limitation, all manufacturing, production, maintenance, packaging, testing and other machinery, tooling and equipment, rolling stock, spare or replacement parts, computer equipment, furniture, fixtures, plant and office equipment, supplies and other tangible personal property.

               (d)  Vehicles.  All motor vehicles owned or leased by OC and used
                    --------
or held for use in the Business; including but not limited to those as set forth on Schedule 1.1(d).
   ---------------

               (e)  Intangible Property.
                    -------------------

                    (i) All right, title and interest of OC in and to the copyrights, patents, trademarks, know how, design marks, service marks, logos and trade names and other intangible property, including any and all related goodwill, and foreign and domestic registrations and applications, in each case currently used by OC and relating exclusively to the operation of the Business ("Proprietary Rights"), which are set forth on Schedule 1.1(e); and
  ------------------                           ---------------

                    (ii) All business information, management systems (to the extent transferable) and related books and records and lists, including but not limited to advertising, marketing and sales programs, business, marketing and strategic plans and customer and supplier lists and all related files, reports, plans, drawings and operating records of every kind.

               (f)  Contracts.  Subject to Section 8.4, all commitments,
                    ---------
contracts, arrangements and agreements, written or oral, to which OC is a party or by which OC is bound, including, without limitation, personal property leases, purchase orders for inventory, service or maintenance agreements, supply agreements, broker agreements, sales representative agreements, license agreements, joint venture agreements, teaming agreements and joint venture product development agreements (hereinafter "Contracts"); including but not
                                             ---------
limited to those Contracts set forth on Schedule 1.1(f).
                                        ---------------

               (g)  Licenses and Permits.  Subject to Section 8.4, the licenses,
                    --------------------
permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority ("Licenses and Permits"); including but not limited to
                       --------------------
those set forth on Schedule 1.1(g).
                   ---------------

               (h)  Inventory.  All inventories of the Business and all work-in-
                    ---------
process, raw materials, stores and spares and packaging and shipping materials used in connection therewith located at the Business' facilities at Aiken, South Carolina; Huntingdon, Pennsylvania and South Hill, Virginia and promotional materials and goods-in-transit from suppliers or manufacturers wherever located, in each case owned by OC (the "Inventory"), but excluding Inventory on consignment from OC and
         ---------
returnable containers.

               (i)  Accounts Receivable.  All Accounts Receivable arising from
                    -------------------
the operation of the Business and owned by OC.

               (j)  Prepaid Items.  Prepaid items (or portions thereof) relating
                    -------------
exclusively to the Business.

               (k)  Security Deposits.  All security deposits deposited by or on
                    -----------------
behalf of OC as lessee or sublessee under any Real Property Lease.

               (l)  Software.  Computer software used exclusively in connection
                    --------
with the Business.

               (m)  Warranties.  Rights under or pursuant to all warranties,
                    ----------
representations and guarantees made by suppliers in connection with the Assets or services furnished to OC in connection with the Business.

               (n)  Telephone Listings.  All telephone, facsimile and pager
                    ------------------
numbers, and all listings in all telephone books and directories (in any form or medium) exclusively used by the Business.

               (o)  Metal Assets.  The Metal Assets.
                    ------------

               (p)  Other Assets.  All other assets of OC principally related to
                    ------------
the Business and included on the Closing Statement including, in each case, the notes thereto, but excluding the Excluded Assets.

          1.2  Excluded Assets.  Notwithstanding any other provision hereof, it
               ---------------
is expressly agreed that OC will retain and the Company will not acquire the following assets (the "Excluded Assets"):
                       ---------------

               (a)  Cash and Cash Equivalents.  Cash and cash equivalents,
                    -------------------------
including, without limitation, bank deposits, investments in so-called "money market" funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon.

               (b)  Tax Refunds.  Any refunds, credits or other assets or rights
                    -----------
(including interest thereon or claims therefor) with respect to any Taxes.

               (c)  Insurance Contracts.  Any contracts of insurance in respect
                    -------------------
of the Business; and any reimbursement for, or other benefit associated with, prepaid insurance, including without limitation, any insurance proceeds with respect to events occurring prior to the date hereof.

               (d)  Transferred or Disposed Assets. Any asset transferred or
                    ------------------------------
otherwise disposed of by OC in the ordinary course of the Business prior to the date hereof.

               (e)  Litigation Claims.  Any rights, claims and recoveries (other
                    -----------------
than those enumerated in Sections 1.1 (i) and (m) including related rights to indemnification and any policy of insurance) under litigation of OC against third parties arising out of or relating to events occurring prior to the Closing Date.

               (f)  Other Excluded Assets.  Such other specific assets used in
                    ---------------------
the Business as are listed on Schedule 1.2(f).
                              ---------------

          1.3  Assumption of Liabilities.  Subject to the terms and conditions
               -------------------------
of this Agreement, as of the Closing Date, the Company hereby agrees to assume and pay, perform and discharge, when due, the following debts, liabilities and obligations of OC which shall not include any Excluded Liabilities, (the Assumed
                                                                         -------
Liabilities"):
-----------

               (a) all obligations and liabilities under the Contracts, the Real Property Leases and the Licenses and Permits (to the extent assigned to the Company hereunder or as otherwise provided in Section 8.4);

               (b) all obligations of OC relating to the Business for the sale and delivery of goods made in the ordinary course of business consistent with the past practices of OC, which are not supplied on or prior to the Closing Date, provided that such obligations do not require any such sales or deliveries following the first anniversary of the Closing Date; and

               (c) all categories of liabilities reflected on the Closing Statement (whether or not reflected in the computation of the Closing NAV), including, without limitation, OPEB and retiree health, which shall be prepared using the same assumptions reflected in the 12/31/97 Historical Financial Statements.

          1.4  Excluded Liabilities.  It is expressly agreed that OC shall
               --------------------
retain and the Company shall not assume all liabilities other than the Assumed Liabilities, including, without limitation, any of the following liabilities (the "Excluded Liabilities"):
      --------------------

               (a) all obligations and liabilities principally arising out of or relating to the Excluded Assets;

               (b) all debts, liabilities or obligations of OC or its Affiliates that do not arise out of or are not principally related to the Business;

               (c) all Trade Payables arising out of the operation of the Business prior to the date hereof;

               (d) all liabilities resulting from the presence of Hazardous Substances at, under or migrating from the Facilities or the transportation or arrangement for treatment, storage or disposal of any Hazardous Substance to any off-site location prior to the Closing Date;

               (e) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations against OC which arise out of events or occurrences which have happened prior to the Closing Date;

               (f) any other obligations and liabilities for which OC has expressly assumed responsibility pursuant to this Agreement;

               (g) all obligations and liabilities to OC or its Affiliates other than liabilities under the Contracts;

               (h) all obligations and liabilities for attorney's, accountant's and other advisor fees and expenses and other costs and expenses incurred by or on behalf of OC in connection with the transactions contemplated under this Agreement;

               (i) all obligations and liabilities of OC relating to operations of the Business discontinued prior to the Closing Date;

               (j) all obligations and liabilities of OC for or on account of Income Tax; and

               (k)  any Indebtedness in existence on the Closing Date.

     2.  Issuance of Company Interest.  In consideration of the Contribution as
         ----------------------------
provided in Section 1.1 and in addition to the assumption of the Assumed Liabilities as provided in Section 1.3, the Company hereby issues to OC, free and clear of all liens and encumbrances, the Company Interest.

     3.  Deliveries.
         ----------

         3.1   Deliveries by OC.  At the Company's request, OC shall deliver to
               ----------------
the Company, and the Company shall acknowledge receipt of such additional endorsements, assurances, conveyances, releases, discharges, consents, assignments, certificates or other instruments of transfer and conveyance, executed by a duly authorized officer of OC, as are necessary to vest in the Company good and marketable title to the Assets.

          3.2  Deliveries by the Company.  Simultaneously herewith, the Company
               -------------------------
shall deliver to OC an Assumption Agreement in the form attached hereto as
Exhibit 1 duly executed and delivered by a duly authorized officer of the
---------
Company.

     4.   Further Assurances.  Each party hereto shall execute, deliver, file
          ------------------
and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, (including without limitation any trademark assignment agreements), and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

     5.   Book and Records and Personnel.
          ------------------------------

          5.1  Retention of Records.  The parties shall retain the books, files,
               --------------------
reports, drawings, product and marketing plans, records, documents, instruments, accounts, correspondence, writings, evidences of title, insurance appraisals and other papers relating to the Business and the Assets in their possession (the "Books and Records") for the period of time set forth in their respective
 -----------------
records retention policies or for such longer period as may be required by law or any applicable court order and in no event less than 6 years.

          5.2  Access.  The parties will allow each other reasonable access to
               ------
the Books and Records, and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the defense of litigation. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its officers, agents, representatives or employees; provided, however, that information which (i) was
                              --------  -------
in the public domain, (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees, or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party shall not be deemed to be confidential information.

     6.   Certain Agreements.
          ------------------

          For so long as OC (directly or indirectly) owns the Company Interest (i.e., a 100% membership interest in the Company), OC agrees to provide the following services to the Company and the Company agrees to reimburse OC for all of its direct and indirect costs incurred in providing such services:

          6.1  Employees.  OC shall make available to the Company those OC
               ---------
employees who are engaged in the Business (whether salaried or hourly, union or non-union and full time or part time) so long as such employees are employed by OC. Such employees shall not be considered employees of the Company and OC shall continue to provide salaries and benefits to such employees.

          6.2  Insurance.  OC shall maintain its current levels of liability,
               ---------
hazard, property and casualty insurance (including deductibles and self retention amounts for which the Company shall be solely responsible) in respect of the operation of the Business and the Assets.

          6.3  No Third-Party Beneficiary.  Nothing herein, expressed or
               --------------------------
implied, shall confer upon any employee or former employee of OC or the Company or any of their Affiliates (including, without limitation, the employees of the Business), any rights or remedies including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

     7.   Indemnification.
          ---------------

          7.1  Indemnification by OC. (a) OC shall defend, indemnify and hold
               ---------------------
the Company and its members harmless from and against and in respect of any and all losses, liabilities, damages, claims, suits, Taxes, demands, proceedings, judgments, settlements and expenses (whether or not arising out of third party claims), including reasonable attorneys' fees, incurred directly by the Company arising out of (i) the ownership, operation or use of any of the Excluded Assets, (ii) the Excluded Liabilities or (iii) any failure of the Metal Assets to meet the quantity or purity specifications set forth in the definition thereof. The Company shall give OC prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and OC shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Company within thirty (30) days of receipt of the Company's written notice; provided, however, that OC's counsel shall be reasonably
                --------  -------
satisfactory to the Company. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Company desires to participate in any such defense assumed by OC, it may do so at its sole cost and expense. If OC declines to assume any such defense, the Company shall have the right to undertake the defense, compromise or settlement of such claim and OC shall be liable for all reasonable costs and expenses of defending such claim incurred by the Company, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand. The indemnity provided in this
Section 7.1 shall be the sole and exclusive remedy of the Company against OC at law or equity; provided that nothing in this Section 7.1 shall otherwise limit either party from seeking temporary or permanent injunctive relief for any breach of Sections 3, 4 or 5 of this Agreement. In no event shall OC be liable to the Company for special, indirect, incidental, consequential or punitive damages, but, to the extent the Company is required to pay punitive damages to a third party, such payment shall constitute an indemnifiable expense.

               (b) The foregoing obligation to indemnify the Company set forth in Section 7.1(a) shall be subject to each of the following limitations:

                    (i) OC's indemnification obligation for such Excluded Liabilities with respect to matters relating to the investigation, remediation, cleanup, removal or monitoring of Hazardous Substances at or migrating from the Real Property ("Remedial Action") shall be limited to compliance with standards established under applicable Environmental Laws (including, without limitation, the imposition of institutional or engineering controls, deed restrictions, natural attenuation, capping and site-specific risk-based standards), based on the existing use of the relevant Real Property as of the Closing Date.

                    (ii) Notwithstanding anything to the contrary in this Agreement, Seller shall have satisfied its indemnification obligation and shall be released from any further indemnification obligation or liability for any Remedial Action in the event and to the extent it receives a notice of final approval (including, without limitation, a no further action letter, certificate of completion, or release-and-covenant-not-to-sue) from a state or federal Governmental or Regulatory Authority with jurisdiction over the relevant Real Property pursuant to a clean-up program, voluntary or otherwise.

          7.2  Indemnification by the Company.  The Company shall defend,
               ------------------------------
indemnify and hold OC and its Affiliates harmless from and against and in respect of any and all losses, liabilities, damages, claims, suits, Taxes, demands, proceedings, judgments, settlements and expenses (whether or not arising out of third party claims), including reasonable attorney's fees, incurred directly by OC and its Affiliates arising out of (i) the ownership, operation or use of the Business or the Assets on or after the date hereof or
(ii) the Assumed Liabilities. OC shall give the Company prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and the Company shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying OC within thirty (30) days of receipt of OC's written notice; provided, however, that the Company's counsel shall be
                --------  -------
reasonably satisfactory to OC. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If OC desires to participate in any such defense assumed by the Company, it may do so at its sole cost and expense. If the Company declines to assume any such defense, OC shall have the right to undertake the defense, compromise or settlement of such claim and the Company shall be liable for all costs and expenses of defending such claim incurred by OC, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand. The indemnity provided in this Section 7.2 shall be the sole and exclusive remedy of OC against the Company at law or equity for the matters described in this Section 7.2. In no event shall the Company be liable to OC for special, indirect, incidental, consequential or punitive damages, but, to the extent OC is required to pay punitive damages to a third party, such payment shall constitute an indemnifiable expense.

          7.3  Indemnification Calculations.  The amount of any losses for which
               ----------------------------
indemnification is provided under this Section 7 shall be computed net of any insurance proceeds received by the indemnified party in connection with such losses. Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the consideration received by OC pursuant to Section 2 in exchange for the Contribution. Any such payments shall be made in an amount sufficient to indemnify the relevant party on a net after-Tax basis.

     8.   Miscellaneous.
          -------------

          8.1  As Is Condition.
               ---------------

          Notwithstanding anything herein to the contrary, the Company agrees that it shall accept all Assets in an "As Is" "Where Is" condition as of the date hereof. OC MAKES NO WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          8.2  In General.  The provisions of this Agreement shall be binding
               ----------
upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that matters herein strictly within the purview of the matters covered by the General Corporation Law and the Limited Liability Company Act of the State of Delaware shall be governed by such General Corporation Law and Limited Liability Company Act. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          8.3  Aiken Subdivision.  The Company acknowledges that OC is in the
               -----------------
process of subdividing the Owned Real Property located in Aiken, South Carolina (the "Aiken Property") substantially as shown on Schedule 8.3 and that as of the
      --------------
date hereof it is impossible to determine the exact location of the boundaries of the subdivision of the Aiken property. Notwithstanding anything contained herein to the contrary, the Owned Real Property with respect to Aiken, as used elsewhere in this Agreement, shall mean the real property in Aiken allocated to the Business after completion of the subdivision and shall exclude the real property used by OC's glass fiber wet mat line business.

          8.4  Other Covenants.  To the extent that any consents needed to
               ---------------
assign to the Company any of the Assets have not been obtained on or prior to the date hereof, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the date hereof, then (i) each of OC and the Company, if required under applicable law, shall use their reasonable best efforts in good faith to obtain such consent as promptly as practicable thereafter (provided that reasonable best efforts shall not include the payment of monies to any third party) and (ii) until such consent is obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in any lawful arrangement (including subleasing or subcontracting if permitted) designed to provide for the Company the operational and economic benefits under any such Assets.

          8.5  Transaction Taxes.  The Company shall be responsible for the
               -----------------
payment of all sales, use, transfer, vehicle transfer, real property transfer (including any deed recording fee), recording, gains and other similar taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and shall file all necessary documentation and Tax Returns with respect to such taxes and, to the extent any exemptions from such taxes are available, the Company and OC shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

          8.6  Aiken County Tax Abatement.  OC and the Company acknowledge that
               --------------------------
certain of the Assets at the Aiken facility (along with other assets of OC in Aiken County) have been subject to a property tax abatement obtained by OC pursuant to certain agreements entered into with Aiken County, South Carolina as of December 1, 1996 (the "Aiken County Abatement"), which agreements have been
                          ----------------------
furnished to the Company. The parties further acknowledge that the benefit of Aiken County Abatement may be not be available to the Company subsequent to the date hereof. The parties agree, however, to cooperate in good faith (and negotiate with Aiken County) to have the Aiken County Abatement amended, or to obtain a similar agreement, to provide for a continuing property tax abatement for the Assets (and future additions thereto), as well as the remaining assets of OC in Aiken County (and future additions thereto). The parties agree to share the cost of obtaining any new agreement in a manner commensurate with the benefits each party anticipates obtaining from such agreement.

          8.7  Huntington Property Tax Credits.  OC and the Company acknowledge
               -------------------------------
that pursuant to a settlement OC obtained from taxing authorities in Huntington County, Pennsylvania, OC became entitled to property tax credits of approximately $102,000, which credits shall be available to offset property taxes on the Assets at Huntington in the years 1998, 1999 and 2000. The parties further acknowledge that the law firm of Garippa & Davenport shall be entitled to payment of one third of the amount of such credits upon their realization. OC and the Company agree that upon the realization of such credits, the Company shall make such payments to legal fees to the firm of Garippa & Davenport, and such obligation shall be considered an "Assumed Liability" pursuant to this Agreement. The parties acknowledge that such property tax credits are reflected as an asset on the balance sheet of the Company, and that such legal fees are reflected as a liability.

     9.   Definitions.
          -----------

          "Accounting Principles" has the meaning set forth in Schedule 9.1.
           ---------------------                               ------------

          "Accounts Receivables" means all trade accounts receivable and all
           --------------------
notes, bonds and other evidence of Indebtedness and rights to receive payments arising out of sales.

          "Affiliate" means any Person that, directly or indirectly through one
           ---------
or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "Assets" shall have the meaning set forth in Section 1.1.
           ------

          "Assumed Liabilities" shall have the meaning set forth in Section 1.3.
           -------------------

          "Books and Records" shall have the meaning set forth in Section 6.
           -----------------

          "Business" shall have the meaning set forth in the recitals.
           --------

          "Closing Date" means the Closing Date under the SPA.
           ------------

          "Closing Statement" has the meaning ascribed to it in the SPA.
           -----------------

          "Code" means the United States Internal Revenue Code of 1986, as
           ----
amended.

          "Company" shall have the meaning set forth in the forepart of this
           -------
Agreement.

          "Company Interest" shall have the meaning set forth in the recitals.
           ----------------

          "Contracts" shall have the meaning set forth in Section 1.1(f).
           ---------

          "Contribution" shall have the meaning set forth in the recitals.
           ------------

          "Encumbrance" shall mean any claim, lien, pledge, option, charge,
           -----------
easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Law" means any applicable law, order, regulation,
           -----------------
decree, permit, license, ordinance, or other federal, state or local governmental requirements relating to pollution, the protection of human health and the environment, the discharge or release of Hazardous

Substances into the environment, or the exposure to Hazardous Substances (including odors) in the work place.

          "Excluded Assets" shall have the meaning set forth in Section 1.2.
           ---------------

          "Excluded Liabilities" shall have the meaning set forth in Section
           --------------------
1.4.

          "Facilities" means all buildings, structures and other improvements
           ----------
situated thereon.

          "Financial Statements" has the meaning ascribed to it in the SPA.
           --------------------

          "Hazardous Substance" means petroleum, petroleum by-products,
           -------------------
polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined as or regulated "hazardous substances,"
                                                    --------------------
"hazardous materials," "hazardous wastes," "extremely hazardous wastes,"
--------------------    ----------------    ---------------------------
"restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic
----------------------------    ----------------    ----------------    -----
air pollutants," "pollutants," or "contaminants" under any Environmental Law.
--------------    ----------       ------------

          "Licenses and Permits" shall have the meaning set forth in Section
           --------------------
1.1(g).

          "Material Adverse Effect" means a material adverse effect upon the
           -----------------------
Assets or the Assumed Liabilities or the results of operations, business or condition (financial or otherwise) of the Business, taken as a whole, or upon the ability of OC or its Affiliates to consummate the transactions contemplated hereby or perform their obligations under this Agreement or any of the Ancillary Agreements.

          "Machinery" shall have the meaning set forth in Section 1.1(c).
           ---------

          "Metal Assets" means 87,468, troy ounces of platinum and 23,532 troy
           ------------
ounces of rhodium for a total of 111,000 ounces. The Metal Assets are in the form of J alloy, H alloy and TC alloy in the following amounts (as fabricated bushings or in other form):

               J alloy 2,573,173 grams

               H alloy 838,571 grams

               TC alloy 40,743 grams

          The alloys are in a state of purity to at least 99.7%.

          "OC" shall have the meaning set forth in the forepart of this
           --
Agreement.

          "Permitted Liens" means liens, charges and other encumbrances (i) as
           ---------------
set forth on Schedule 10-2; (ii) as disclosed in the Financial Statements; (iii)
             -------------
liens for Taxes not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions, in each case not otherwise referred to herein, (B) any conditions that may be shown by a survey, other than the survey described on
Schedule 10-2 or physical inspection and (C) zoning, building and other similar
-------------
restrictions, so long as none of (A), (B) or (C) renders the title of such real property unmarketable or materially and adversely interferes with the use or materially and adversely reduces the value of such real property substantially as currently used; and (vi) other liens, charges or other encumbrances which would not have a Material Adverse Effect.

          "Proprietary Rights" shall have the meaning set forth in Section
           ------------------
1.1(e).

          "Real Property Leases" shall have the meaning set forth in Section
           --------------------
1.1(b).

          "SPA" means the LLC Interest Sale and Purchase Agreement dated as of
           ---
July 31, 1998 by and among OC, the Company and Glass Holdings Corp.

          "Taxes" means all federal, state, local or foreign net or gross
           -----
income, gross, receipts, net proceeds, sales, use, ad valorem, value added,
                                                   ----------
franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "Tax Returns" means any returns, reports, schedules, documents or
           -----------
statements (including any information returns) required to be filed for purposes of a particular Tax.

          "Trade Payables" means the obligations of the Business recorded in
           --------------
accordance with the Accounting Principles in the captions "Accounts Payable-Trade and Accounts Payable-Marbles" in the Pro Forma Statement of Net Assets to be Sold of the Business which form a part of the Financial Statements.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

                                    OWENS CORNING


                                    By: /s/ John W. Christy
                                        -------------------------
                                     Name:  John W. Christy
                                     Title: Assistant Secretary

                                    LINCOLN YARNS, LLC

                                    By: OWENS CORNING, MEMBER


                                    By: /s/ John W. Christy
                                        -------------------------
                                     Name:  John W. Christy
                                     Title: Assistant Secretary